Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the shares of Common Stock, par value $0.001 per share, of Duos Technologies Group, Inc., a Florida corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: March 28, 2019

/s/ Norman H. Pessin
Norman H. Pessin

/s/ Sandra F. Pessin
Sandra F. Pessin

/s/ Brian L. Pessin
Brian L. Pessin